Exhibit 99

Frontier Communications

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Names John Maduri EVP,

Consumer Sales, Marketing & Product

NORWALK, Conn., June 14, 2017 – Frontier Communications Corporation (NASDAQ: FTR) today announced that John Maduri, a telecommunications expert with 30 years in the industry, has been named to the position of Executive Vice President, Consumer Sales, Marketing & Product. Maduri will join the Company on July 24 and succeed Cecilia McKenney, who is leaving Frontier to pursue other opportunities.

“John brings a wealth of impressive industry experience to a critical role at Frontier,” said Dan McCarthy, Frontier’s President and CEO. “Focusing on consumer sales is a top priority for us and John’s leadership and remarkable track record will ensure that we continue to improve customer acquisition, care and retention. He will play an integral part in driving our many consumer-focused initiatives to improve results.”

McCarthy continued, “I want to thank Cecilia for her many contributions to Frontier over her eleven years of service to the Company. Cecilia played an instrumental role in leading our human resources and customer service functions and, more recently, in heading our consumer sales operations. She provided valuable leadership during a time when the company doubled in size through acquisitions and faced challenging market conditions. We wish her the very best.”

John Maduri joins Frontier after serving as President of the Commercial Business Unit of Cable & Wireless Communications Plc (CWC) where he led the creation and growth of that key operating segment. Maduri had P&L responsibility for the Commercial Business Unit, and his rigorous focus on execution led to year-over-year EBITDA growth. From 2005 to 2013, Maduri was CEO of Xplornet Communications Inc., where he built the business from start-up to become Canada’s leading rural broadband provider with a customer base of 200,000. Maduri served as president of Telus, a $9.7B telecommunications company in Calgary, Alberta, from 2000 to 2004. Prior to joining Telus, Maduri held positions of increasing responsibility with Rogers Communications, Canada’s largest publicly traded national wireless services provider.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Contact:

Investors:

Luke Szymczak, 203-614-5044

Vice President, Investor Relations

luke.szymczak@ftr.com

or

Media:

Brigid Smith, 203-614-5042

AVP, Corporate Communications

brigid.smith@ftr.com